Exhibit 10.2

STOCK PURCHASE AGREEMENT
DATED AS OF
OCTOBER 26, 2016
BY AND AMONG
MTELLIGENCE CORPORATION,
EACH OF THE STOCKHOLDERS AND KEY SELLERS OF
MTELLIGENCE CORPORATION,
AS SELLERS,
ASPENTECH HOLDING CORPORATION,
AS PURCHASER,

AND

CITO CAPITAL CORPORATION,

AS SELLER REPRESENTATIVE

i

ii

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of October 26, 2016, by and among AspenTech Holding Corporation, a Delaware Corporation (“Purchaser”), Mtelligence Corporation, a Delaware corporation (the “Company”), each of the Stockholders and Key Sellers (each a “Seller” and collectively, “Sellers”), and Cito Capital Corporation, a California corporation, as agent for Sellers (the “Seller Representative”).
PRELIMINARY STATEMENTS
Sellers collectively own all of the issued and outstanding shares of capital stock of the Company and all of the issued outstanding options, restricted stock units and other rights to subscribe for or purchase shares of capital stock of the Company. Purchaser desires to purchase all of these securities from Sellers, and Sellers desire to sell all of these securities to Purchaser, upon the terms and subject to the conditions herein contained.
AGREEMENTS
In consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. Certain capitalized terms used in this Agreement have the definitions set forth in the body of the Agreement. Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Schedule 1.1.
Section 1.2    Rules of Construction. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

ARTICLE II
PURCHASE AND SALE OF SECURITIES; CLOSING
Section 2.1    Agreement to Purchase and Sell Securities. On the terms and subject to the conditions contained in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller, as set forth on Schedule 3.5, free and clear of any and all Liens.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Shares (“Purchase Price”) is equal to:
(i)    Thirty-seven million dollars ($37,000,000);
(ii)    plus the amount, if any, by which the Adjusted Working Capital exceeds Negative Three Hundred Forty Thousand Nine Hundred Thirty Dollars (-$340,930) (the “Working Capital Target”), or minus the amount, if any, by which the Working Capital Target exceeds the Adjusted Working Capital;
(iii)    minus the amount required at Closing to discharge in full the Transaction Expenses.
(b)    The final Purchase Price shall be determined, and any necessary adjustment payments shall be made, following the Closing in accordance with the provisions of Section 2.5 and Section 2.6 (such adjustments, the “Purchase Price Adjustments”).
Section 2.3    Closing and Closing Mechanics.
(a)    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”).
(b)    Prior to the Closing, the Purchase Price shall be estimated using the Adjusted Working Capital estimated as of the Closing Date set forth on Schedule 2.3(b) (“Estimated Working Capital”) and the Transaction Expenses as set forth in the Transaction Invoices (“Estimated Purchase Price”). At the Closing, the Estimated Purchase Price less the Holdback Amount less the Company Share Equivalent Payment less the Representative Expense Amount (“Closing Payment”) shall be paid to Sellers as set forth in Section 2.4(c). Purchaser shall retain the Holdback Amount as a partial mechanism to satisfy the obligations of the Sellers set forth in Article VII.
(c)    Each Share Equivalent outstanding immediately prior to Closing shall be fully vested and terminated and cancelled upon consummation of the Closing. At the Closing, Purchaser shall deposit with Company the aggregate amount payable to the holders of Share Equivalents set forth on Schedule 2.4(c) (“Company Share Equivalent Payment”).

(d)    At or immediately after the Closing, Purchaser shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds the Transaction Expenses set forth in the Transaction Invoices, in accordance with the wire transfer instructions set forth in the Transaction Invoices.
(e)    At or immediately after the Closing, the Company shall pay to each holder of Share Equivalents amount payable to each such holder set forth on Schedule 2.4(c). The Company shall be entitled to withhold and deduct from the amounts otherwise payable to the holders of the Share Equivalents pursuant to this Agreement such amounts that the Company is required to withhold under the Code or any other provision of Tax Laws. To the extent withheld and deducted, such amounts shall be remitted to the applicable Governmental Authority on behalf of the applicable holders of the Share Equivalents and treated for all purposes of this Agreement as having been paid to the applicable holders of the Share Equivalents.
Section 2.4    Closing Deliveries. At the Closing, the parties shall deliver the documents and instruments that are set forth in this Section 2.4, all of which shall be deemed delivered concurrently.
(a)    Each Seller agrees to execute and/or deliver to Purchaser (or such other Person as indicated below) all of the following at the Closing:
(i)    certificates representing all of the issued and outstanding Shares held by Sellers, duly endorsed in blank or with duly executed stock powers attached;
(ii)    Termination Agreements between the Company and each holder of Options and Restricted Stock Units, in a form reasonably acceptable to Purchaser, evidencing the termination and cancellation of all of the outstanding Share Equivalents held by such holders, subject to the consummation of the transactions contemplated by this Agreement;
(iii)    a customary release from Sellers of any and all claims such Seller may have against the Company;
(iv)    the written resignation of Sellers, effective as of the Closing Date, of the directorships and offices of the Company held by such Sellers, if and to the extent requested by Purchaser prior to the Closing; and
(v)    the acceptance of Aspen Technology, Inc.’s employment offers by each Key Seller.
(b)    The Company shall execute and/or deliver to Purchaser (or such other Person as indicated below) all of the following at the Closing:
(i)    an invoice issued by each creditor of Transaction Expenses, which sets forth (A) the amounts required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, (B) the wire transfer instructions for the payment of such Transaction Expenses to such creditor, and (C) a release of all Liens granted by the Company to such creditor or otherwise arising with respect to such Transaction Expenses, effective upon payment of such Transaction Expenses (collectively, the “Transaction Invoices”);
(ii)    the third party consents to the consummation of the transactions contemplated by this Agreement under or with respect to the Contracts and Permits listed in Schedule 2.4(b);
(iii)    physical possession of all minute books and stock of the Company, together with share certificates or other applicable instruments and registry entries representing all of the issued and outstanding shares of capital stock, in proper form for transfer;
(iv)    certified copies of the Company’s certificate of incorporation or formation, issued by the secretary of state of the Company’s state of incorporation or formation, as applicable;
(v)    certificate of good standing for the Company issued not earlier than ten (10) Business Days prior to the Closing Date by the applicable Governmental Authorities of the state in which the Company is incorporated;
(vi)    a certificate of the secretary of the Company certifying as true, correct and complete the following: (A) copies of the Company’s certificate of incorporation and bylaws; and (B) a copy of the resolutions of the Company’s board of directors (i) authorizing the execution, delivery and performance of this Agreement and/or any other documents delivered by the Company hereunder, and (ii) terminating the Company 401(k) Plan as of the day immediately preceding the Closing Date;
(vii)    evidence, in a form satisfactory to Purchaser, of the discharge in full of the Indebtedness, along with all applicable UCC-3 termination statements with regard to the Indebtedness;
(viii)    a certificate in compliance with the Foreign Investment in Real Property Tax Act, as amended (“FIRPTA”), certifying that the Company is not a United States real property holding corporation and that the shares of capital stock of the Company being purchased pursuant to this Agreement do not constitute United States real property interests (as defined in the Code); and
(ix)    without limitation by specific enumeration of the foregoing, all other documents reasonably required from Sellers and the Company to consummate the transactions contemplated by this Agreement.
(c)    Purchaser agrees to execute and/or deliver to each Seller (or such other Person as indicated below) all of the following at the Closing:
(i)    For each Seller that is a holder of Preferred Shares or Common Shares, Purchaser shall pay in cash by wire transfer of immediately available funds to a bank account designated by such Seller at least one (1) Business Day prior to the Closing Date, the amount of the Closing Payment set forth next to such Seller’s name in Schedule 2.4(c), for the Shares held by such Seller and sold to Purchaser pursuant to this Agreement;
(ii)    Purchaser shall pay to the Company in cash by wire transfer of immediately available funds to a bank account designated by Company at least one (1) Business Day prior to the Closing Date, the Company Share Equivalent Payment; and
(iii)    to the Seller Representative, One Hundred Fifty Thousand Dollars ($150,000) (the “Representative Expense Amount”).
Section 2.5    Post-Closing Purchase Price Adjustment.
(a)    As promptly as practicable (but not later than sixty (60) days) following the Closing Date, Purchaser shall:
(i)    prepare, in accordance with the Agreed Accounting Principles, a balance sheet of the Company as of the open of business on the Closing Date (the “Preliminary Closing Date Balance Sheet”); and
(ii)    deliver to the Seller Representative the Preliminary Closing Date Balance Sheet and a certificate (the “Preliminary Determination”) setting forth Purchaser’s calculation of the Adjusted Working Capital as of the open of business on the Closing Date, in a manner consistent with Schedule 1.2 including reasonable supporting detail.
(b)    To the extent the Preliminary Determination reflects a change in any constituent amount of the Purchase Price as determined pursuant to Section 2.2 and the Seller Representative does not agree with such changes, the Seller Representative shall within thirty (30) days of its receipt thereof deliver to Purchaser a written notice (the “Notice of Disagreement”) setting forth in reasonable detail each item or amount with which the Seller Representative disagrees and the Seller Representative’s proposed calculation of such items or amounts, and any item or amount not so disputed shall be deemed conclusive and binding on the Sellers and Purchaser for all purposes hereunder. Seller Representative and the Purchaser shall cooperate in good faith to resolve all items identified in the Notice of Disagreement for a period of at least thirty (30) days after Purchaser’s receipt thereof. If, after such thirty (30) day period, any such items remain unresolved, Seller Representative or Purchaser may submit to the Arbiter such unresolved items (and the amounts thereof as set forth in the Preliminary Determination and the Notice of Disagreement), in which case, Seller Representative and Purchaser shall jointly instruct the Arbiter to conduct a review of the line items on the Notice of Disagreement as to which the Seller Representative and Purchaser disagree (such review to be completed not later than sixty (60) days after receipt of the Preliminary Closing Date Balance Sheet) and, upon completion of such review, to deliver written notice (the “Review Report”) to Seller Representative and Purchaser setting forth the Arbiter’s calculation of each item submitted to the Arbiter for resolution in accordance with this Section 2.5(b). The Arbiter shall act only as an expert and not as an arbitrator and is expressly limited to the selection of either the Purchaser’s position (as set forth on the Preliminary Determination) or the position of the Seller Representative (as set forth in the Notice of Disagreement) on a disputed item (or a position in between the positions of the Seller Representative and the Purchaser), based solely on presentations and supporting material provided by the Purchaser and the Seller Representative and not pursuant to any independent review. The Arbiter may not impose an alternative resolution outside those bounds. The determination of the Arbiter set forth in the Review Report with respect to the items set forth on the Notice of Disagreement shall be final and binding for purposes of this Agreement.
(c)    To the extent the Preliminary Determination delivered by Purchaser pursuant to Section 2.5(a) reflects a change in any constituent amount of the Purchase Price as determined pursuant to Section 2.2 and the Seller Representative does not give Purchaser the Notice of Disagreement within forty-five (45) days of receipt thereof, then the Preliminary Closing Date Balance Sheet and Preliminary Determination delivered by Purchaser pursuant to Section 2.5(a) shall be final and binding for purposes of this Agreement.
(d)    The fees and expenses of the Arbiter with respect to this Section 2.5 shall be apportioned between the Company (on behalf of Purchaser) and the Sellers based upon the inverse proportion of the amount of disputed line items of the Preliminary Determination resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). The fees and expenses so determined shall be paid by the Company on behalf of Purchaser (via direct payment from the Company) and by the Sellers (via a deduction from the Holdback Amount).
(e)    Purchaser and Seller Representative agree that they will, and agree to cause their respective independent accountants and the Company to, cooperate and assist in the preparation of the Preliminary Determination and in the conduct of the reviews referred to in this Section 2.5.
(f)    “Final Closing Date Working Capital” means the Adjusted Working Capital as of the Closing Date as shown in the Preliminary Determination and, if a Notice of Disagreement was delivered pursuant to subpart (b) with respect to disputed items or amounts in the Preliminary Determination, as adjusted for the amounts set forth in the Review Report for such disputed items or amounts delivered pursuant to subpart (b), or as agreed by the Seller Representative and Purchaser, as applicable.
Section 2.6    Purchase Price Adjustments Payment.
(a)    Promptly (but not later than five (5) Business Days) after the determination of the Final Closing Date Working Capital, the parties shall make the Purchase Price Adjustments as follows:
(i)    if the Final Closing Date Working Capital exceeds the Estimated Closing Date Working Capital, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such excess, paid in accordance with Section 2.6(b); and
(ii)    if the Estimated Closing Date Working Capital exceeds the Final Closing Date Working Capital, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such excess, paid in accordance with Section 2.6(b).

(b)    Promptly (but not later than five (5) Business Days) after the determination of Final Closing Date Working Capital pursuant to Section 2.6:
(i)    in the case of an increase in the Purchase Price after giving effect to Section 2.6(a), the Seller Representative shall deliver a statement (the “Purchase Price Increase Allocation Statement”) setting forth the amount of such net increase, the allocation between the Sellers and wire instructions for the Sellers. Promptly (but not later than five (5) Business Days) after receipt of the Purchase Price Increase Allocation Statement, Purchaser shall pay an aggregate dollar amount equal to the amount of such increase, which payment shall be made by wire transfer to each Seller in such amounts and to such accounts as is designated in the Purchase Price Increase Allocation Statement; and
(ii)    in the case of a decrease in the Purchase Price after giving effect to Section 2.6(a), Seller Group and PTC (severally and not jointly) shall pay such excess in cash to Purchaser within five (5) Business Days following the final determination of the Final Closing Date Working Capital by wire transfer of immediately available funds to the bank account designated by Purchaser.
Section 2.7    Release of Holdback Amount. Subject to the terms of this Agreement, no later than eighteen (18) months after the Closing, Purchaser shall deliver to each Stockholder such Stockholder’s share, based on the Purchase Price Percentage set forth on Schedule 2.4(c), and Purchaser shall deliver to Company which shall deliver to each holder of Share Equivalents, the amount due to such holder based on the Purchase Price Percentage set forth on Schedule 2.4(c), of (a) the amount equal to the Holdback Amount less (i) any portion of such Holdback Amount previously credited by Purchaser in final resolution of claims under Article VII and (ii) an amount sufficient to satisfy any pending Claim pursuant to Article VII (an “Indemnification Claim”) made by any Purchaser Indemnitee pursuant to Section 7.4(a). Purchaser shall make such payments to each Stockholder, and Purchaser shall make such payments to Company which shall make such payments to each such holder, by wire transfer of immediately available funds to the bank account designated by such Seller or holder pursuant to Section 2.4(c). Promptly following final resolution of any such pending Indemnification Claims, any remaining Holdback Amount shall be paid by Purchaser to the Stockholders or to the Company which shall pay such holders as set forth in the preceding sentence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Purchaser that the statements set forth in this Article III are true and correct as of the date of this Agreement (unless made as of a specific date, in which case such representations and warranties are true and correct as of such date). All representations and warranties of the Company are made subject to the items and exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith as required pursuant to this Article III. Any disclosure in any particular schedule delivered pursuant to this Article III (including the listing of a document or item in any schedule or the inclusion of a copy thereof in such schedule) shall be deemed adequate to disclose an exception to a representation or warranty in any other sections of this Agreement or in any other schedules delivered pursuant to this Article

III, where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each schedule delivered pursuant to this Article III shall be numbered to correspond to the sections of this Article III to which such schedule relates.
Section 3.1    Organization, Existence and Good Standing. The Company has been duly incorporated, organized or formed, validly exists and is in good standing under the Laws of its jurisdiction of incorporation, organization or formation. The Company has full power and authority to own all of its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted, and is qualified as a foreign corporation and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification.
Section 3.2    Power and Authority, Authorization and Execution. The Company has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors of the Company. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by each Seller of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by duly authorized officers of the Company.
Section 3.3    Enforceability. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.
Section 3.4    Consents; Non-contravention. Except as set forth in Schedule 3.4, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein. Except as set forth in Schedule 3.4, neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of the Company; (b) will conflict with, result in a breach of, require delivery of any notice with respect to, constitute a default under, result in the acceleration of, or constitute an event creating rights of acceleration, termination, modification or cancellation under any Material Contract or Permit; (c) will violate any Law or Order to which the Company or any of the assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or business of the Company.
Section 3.5    Capitalization. Schedule 3.5 lists the names of each holder of shares of capital stock or other Equity Interests of the Company and the amount of such shares of capital stock or other Equity Interests held by such holders, and for the Options and Restricted Stock Units also lists the equity compensation plan, grant date and exercise price (for Options). Except as set forth on Schedule 3.5, there are no shares of capital stock or other Equity Interests of the Company of any class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued, are fully paid and non-assessable, and are owned beneficially and of record by Sellers in the amounts set forth on Schedule 3.5, free and clear of all Liens. Except for the Options and Restricted Stock Units, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind. The Company has provided to Purchaser complete and accurate copies of the equity compensation plans and forms of agreements governing the Options and Restricted Stock Units. The Company is not a party to, or otherwise bound by, and the Company has not granted, any stock appreciation rights, participations, phantom equity or similar rights. Except as set forth on Schedule 3.5 and other than that certain Stockholders Agreement, dated as of December 19, 2014 by the parties therein, there are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements that may affect the voting or transfer of the Shares or any of the shares of capital stock or other securities of the Company. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.
Section 3.6    Governing Documents. True, correct and complete copies of the Governing Documents of the Company have been provided to Purchaser in the Data Room. Such stock and Equity Interest records accurately reflect all stock and Equity Interest transactions and the current ownership of the Company. The minute books and records of the Company contain true, correct and complete copies of all resolutions adopted by the stockholders and board of directors of the Company.
Section 3.7    Financial Statements. Copies of the balance sheets, statements of income and retained earnings, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company as of and for the years ended December 31, 2014 and December 31, 2015, as reviewed by the Company’s accountants (the “Financial Statements”), are contained in Schedule 3.7. Copies of the balance sheet and statements of income and cash flows of the Company as of and for the: (i) the six (6)-month period ended on June 30, 2016 and (ii) the nine (9)-month period ended on September 30, 2016 (such financial statements, the “Interim Financial Statements”) are also contained in Schedule 3.7. In all material respects, the Financial Statements and the Interim Financial Statements present fairly the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by such statements, in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Financial

Statements, except for: (a) normal and customary year-end adjustments, none of which will be material individually or in the aggregate; and (b) the omission of footnote disclosures required by GAAP. The Financial Statements and the Interim Financial Statements have been prepared from, and in accordance with, the financial books and records of the Company. The Company keeps accurate books and records that properly reflect in all material respects all of the transactions entered into by the Company. Schedule 3.7 sets forth a true, correct and complete list of all items of Indebtedness.
Section 3.8    Undisclosed Liabilities. The Company does not have any Liabilities, other than Liabilities: (a) reserved against or otherwise disclosed or set forth in the Interim Financial Statements or notes thereto; (b) incurred by the Company subsequent to the date of the Interim Financial Statements in the ordinary course of the business consistent with past practices; (c) under the executory portion of any Material Contract by which the Company is bound; and (d) disclosed in this Agreement or in the schedules to this Agreement.
Section 3.9    Title and Condition of Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the assets used by the Company in the conduct of its business or included in the balance sheet in the Interim Financial Statements except for sales and transfers in the ordinary course of business consistent with past practices (the “Assets”), in each case free and clear of all Liens, except for Permitted Liens. The Assets include all of the assets that are used in the Company’s operations as presently conducted and as proposed to be conducted by the Company as of the Closing Date and that are necessary to conduct the business of the Company as presently conducted and as proposed to be conducted by the Company as of the Closing Date. The Assets are in good operating condition and repair, normal wear and tear excepted, are suitable for the uses intended therefor and have been maintained in accordance with normal industry practice. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in the first and third sentences of this Section 3.9 shall not be applicable to Company Intellectual Property (which is covered in Section 3.20).
Section 3.10    Accounts Receivable. All of the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practices and, to the extent not previously collected, are fully collectible, net of the allowances for doubtful accounts set forth in the Interim Financial Statements (September 30, 2016), in the ordinary course of business in accordance with their terms.
Section 3.11    Insurance. Schedule 3.11 contains a true, correct and complete list and description (including insurer, coverages, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) that are owned by the Company or that, to the Knowledge of the Company, name the Company as an insured or loss payee, including those insurance policies that pertain to the assets, employees or operations of the Company. To the Knowledge of the Company, all such insurance policies are in full force and effect. All outstanding premiums with respect to such insurance policies have been paid in full. No pending claims under such insurance policies have been questioned, disputed or denied coverage. The Company has complied with the material terms and provisions of such insurance policies.

Section 3.12    Taxes.
(a)    The Company has timely filed all Tax Returns that were required to be filed by or with respect to it, and all such Tax Returns (i) were prepared in compliance, in all material respects, with all applicable Tax Laws and (ii) are true, correct, and complete in all material respects. No extension of time to file any such Tax Return (other than automatic extensions in the ordinary course of business consistent with past practices) has been requested from or granted by any Governmental Authority.
(b)    The Company has paid all Taxes imposed upon the Company (whether or not such Taxes are reflected on any Tax Return). The unpaid Taxes of the Company do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company. Since the date of the Interim Financial Statements, the Company has not incurred any liability for Taxes, except in the ordinary course of business. There are no liens for Taxes upon any asset of the Company, except for Taxes not yet due and payable.
(c)    There are no inquiries, audits, examinations, hearings, trials, appeals, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of the Company (“Tax Contests”) pending or being conducted. Company has not received from any Governmental Authority any (x) notice indicating an intent to commence any Tax Contest, (y) notice of deficiency, proposed adjustment, notice of assessment, or notice of lien with respect to Taxes (whether claimed, proposed, asserted, or assessed), or (z) request for information with respect to Taxes. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company have been given by or requested from the Company. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company has not been treated as subject to taxation in any jurisdiction other than the jurisdiction in which the Company has been incorporated, organized or formed. There are no claimed, proposed, or asserted Tax deficiencies or assessments of Tax with respect to Company that have not been fully paid.
(d)    The Company has (i) withheld all Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person, and (ii) timely remitted all such Taxes to the proper Governmental Authorities. The Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected and (ii) timely remitted all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Tax Laws.
(e)    The Company has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any comparable provision of other applicable Tax Laws) (“Tax Group”). The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits (other than agreements entered into in the ordinary course of business and the principal purposes of which are not related to Taxes). The Company has no liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any Tax Group

(including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other applicable Tax Laws) or (ii) arising under contract (other than pursuant to agreements entered into in the ordinary course of business and the principal purposes of which are not related to Taxes), by operation of law, by reason of being a successor or transferee, or otherwise pursuant to applicable Tax Laws.
(f)    In connection with the consummation of the transactions contemplated by this Agreement, no payment or benefit has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Benefit Plan that, either alone or together with any other payments or benefits, constitutes or would reasonably be expected to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any comparable provision of other applicable Tax Laws).
(g)    No Share Equivalent is or has ever constituted “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A) satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan). Neither the Company nor any ERISA Affiliate has any agreement or obligation to indemnify or “gross-up” any individual for any taxes or interest imposed on such individual pursuant to Section 409A of the Code.
(h)    [Intentionally Deleted]
(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any comparable provision of other applicable Tax Laws), (ii) closing agreement described in Section 7121 of the Code (or any comparable provision of other applicable Tax Laws), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) election under Section 108(i) of the Code, or (v) prepaid amount received on or prior to the Closing Date.
(j)    The Company has disclosed on their Tax Returns all positions taken therein that would reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. The Company has not (i) “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code or (ii) entered into or engaged in any other transaction requiring disclosure under a comparable provision of other applicable Tax Laws.
(k)    The Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Section 355(a)(1)(A) of the Code in a distribution of stock qualifying under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the transactions contemplated by this Agreement.

(l)    The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)    No power of attorney with respect to any Taxes of or relating to the Company has been filed with the IRS or any other Governmental Authority.
Section 3.13    Conduct of Business. Except as set forth on Schedule 3.13, since December 31, 2015, the Company has not:
(a)    amended its Governing Documents;
(b)    made any change in its authorized capital stock (or other Equity Interests) or issued any shares of stock of any class (or other Equity Interests) (other than pursuant to outstanding Share Equivalents) or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock (or other Equity Interests) of the Company;
(c)    sold or transferred any portion of its assets or property, except for sales and transfers in the ordinary course of business consistent with past practices;
(d)    suffered any loss, or any interruption in use, of any assets or property (whether or not covered by insurance), whether on account of fire, flood, riot, strike, act of God or otherwise, that exceeded one hundred thousand dollars ($100,000);
(e)    suffered any Material Adverse Effect;
(f)    borrowed any money or issued any bonds, debentures, notes or other securities evidencing money borrowed, other than Indebtedness and in the ordinary course of business under existing revolving lines of credit; or paid any Indebtedness or other Liability, or discharged any Lien, other than in the ordinary course of business or as required by this Agreement;
(g)    made any capital expenditure in an amount that exceeds one hundred thousand dollars ($100,000), or any capital expenditures in an aggregate amount that exceeds one hundred thousand dollars ($100,000);
(h)    made any increase in the bonus, salary or other compensation or fringe benefits of any officer or employee of the Company other than in the ordinary course and consistent with past practices; or instituted or made any amendment to any employee benefit program or fringe benefit program with respect to the employees of the Company, except as required under the terms of this Agreement or applicable Law; or hired or terminated any employee who has an annual salary or wages in excess of one hundred thousand dollars ($100,000) or entered into or modified any written employment agreement with any Person; or made any loans or advances to any employees;

(i)    directly or indirectly engaged in any transaction or arrangement with any officer, director, stockholder or Affiliate of the Company; or paid or incurred any management, investment advisor or consulting fees to any officer, director, stockholder or Affiliate of the Company;
(j)    entered into, modified or terminated any Material Contract, or taken any act or omitted to take any act, or permitted any act or omission to occur, that caused or would reasonably be expected to cause a breach by the Company of any Material Contract; or made any material change in the manner in which the Company markets its products or services; or entered into any franchise, distributorship, sales representative, joint venture or similar agreement;
(k)    delayed payment of any accounts payable or accelerated collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practices; or waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business consistent with past practices;
(l)    amended any previously filed Tax Return of the Company, (i) made, revoked, or changed any Tax election of the Company, (ii) changed any Tax accounting method or Tax accounting practice of the Company, (iii) agreed to extend or waive the statutory period of limitations for the assessment or collection of any Tax, or (iv) settled, adjusted, or compromised any Tax Contest;
(m)    made any change in policy with respect to the manner in which the Company extends discounts or credits to customers; or made any change in its cash management policies or practices or in its accounting methods, principles or practices;
(n)    settled or compromised, or agreed to settle or compromise, any claim; or
(o)    without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the ordinary course of business consistent with past practices.
Section 3.14    Contracts. Schedule 3.14 contains a true, correct and complete list of the following Contracts to which the Company is a party or is otherwise bound:
(a)    plans, Contracts or arrangements with respect to Benefit Plans;
(b)    Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis that (i) provide annual cash or other compensation in excess of one hundred thousand dollars ($100,000) per year, (ii) provide for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby, and/or (iii) restrict the ability of the Company to terminate the employment of any employee or the consulting agreement of any Person at any time for any lawful reason or for no reason without Liability (including without limitation severance obligations);

(c)    loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guaranties, letters of credit, performance bonds, completion bonds, surety agreements, or similar financing arrangements;
(d)    leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any real property, personal property or intangibles, including capital leases;
(e)    Contracts or series of related Contracts with customers, suppliers and vendors of the Company for the purchase or sale of goods or services, which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less, or whose unexpired term as of the Closing Date exceeds one (1) year;
(f)    Contracts that involve any minimum sales or volume requirements, take-or-pay or similar commitments of the Company or any other Person;
(g)    Contracts that involve any “Most Favored Nation” rights or obligations of the Company or other Person or any other similar provision;
(h)    Contracts that restrict the ability of the Company to increase prices to a customer who purchased a material amount of product from the Company in the previous fiscal year, other than price quotations issued to large volume customers in the ordinary course of business consistent with past practices;
(i)    Contracts of agency, sales representation, distribution or franchise that cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less, and any powers of attorney or similar grants of agency;
(j)    Contracts for the advertisement, display or promotion of any products or services that cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;
(k)    Contracts restricting in any manner the Company’s right (i) to compete with any Person, (ii) to sell goods or services to any Person, (iii) to purchase goods or services from any Person, or (iv) to solicit for employment or hire any Person;
(l)    Contracts restricting in any manner any Person’s right (i) to compete with the Company, (ii) to sell goods or services similar to those sold by the Company, (iii) to purchase goods or services from the Company, or (iv) to solicit for employment or hire any employee or consultant of the Company;
(m)    Contracts that contains any provision pursuant to which the Company is obligated to indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of an agreement for the purchase or sale of products or services in the ordinary course of business;
(n)    Contracts with respect to the acquisition or disposition of any business, assets or securities outside the ordinary course of business;

(o)    limited liability company agreements, partnership agreements, joint venture agreements and all other similar Contracts (however named) that involve a sharing of profits, losses, costs or liabilities by the Company with another other Person; and
(p)    each amendment, supplement and modification in respect of any of the foregoing.
All of the Contracts, set forth on, or required to be set forth on, Schedule 3.14 (the “Material Contracts”) are in full force and effect and are valid and enforceable in accordance with their terms, except as may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Company is in compliance with the terms and requirements of each such Material Contract and, to the Knowledge of the Company, each other Person that is party to such Material Contract is in compliance with the terms and requirements of such Material Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) will contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. Since January 1, 2014, no Person has made any written demand for renegotiation of any Material Contract. The Company has not released or waived any of its rights under any Material Contract. There has been made available to Purchaser in the Data Room a true, correct and complete copy of each Material Contract, together with all amendments, waivers and other changes thereto, and a true, correct and complete description of the material terms of all oral Material Contracts.
Section 3.15    Permits. Schedule 3.15 contains a true, correct and complete list of, and the Company possesses, all Permits that are required in order for the Company to conduct the Business as presently conducted and as presently proposed to be conducted. Sellers have made available to Purchaser true, correct and complete copies of each Permit in the Data Room. All of the Permits are in full force and effect. The Company has materially complied with since January 1, 2014, is in material compliance with, and since January 1, 2014 has operated its business and maintained its assets in material compliance with all terms and requirements of each of the Permits. Since January 1, 2014, the Company has not received any written notification from any Governmental Authority or other Person alleging any violation of any Permit by the Company.
Section 3.16    Compliance with Laws. The Company has materially complied with since January 1, 2014, is in material compliance with, and since January 1, 2014 has operated its business and maintained its assets in material compliance with, all applicable Laws and Orders and all agreements with any Governmental Authorities. The Company has not received any written notification from any Governmental Authority or other Person alleging any violation of any Law, Order or agreement with any Governmental Authority by the Company. No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to cause the Company to be in violation of any applicable Law, Order or agreement with any Governmental Authority.
Section 3.17    Litigation, Claims and Awards. Except as set forth on Schedule 3.17, there are no, and since January 1, 2011 there have not been any, Proceedings of any kind or nature pending or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Schedule 3.17, the Company is not a party to, or otherwise bound by, any Order or other agreement entered into in connection with any Proceeding. Except as set forth on Schedule 3.17, there are no, and since January 1, 2011 there have not been any, Proceedings of any kind or nature pending or, to the Knowledge of the Company, threatened against any of the officers, directors or Affiliates of the Company that would reasonably be expected to adversely affect the business, operations (including results of operations), assets, liabilities, or condition (including financial condition) of the Company or the consummation of the transactions contemplated by this Agreement.
Section 3.18    Real Property. The Company does not own any real property. Schedule 3.18 identifies by street address all real property leased or subleased by the Company (“Leased Real Property”). All Leased Real Property is leased to the Company pursuant to written leases, true, correct and complete copies of which have been previously delivered to Purchaser in the Data Room. The Company has not subleased any Leased Real Property. All options in favor of the Company to extend the terms of the leases or to purchase the Leased Real Property, if any, are valid, binding in full force and effect.
Section 3.19    Environmental Matters.
(a)    The Company is and since January 1, 2011 has been in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof, except for immaterial violations or deficiencies which are not reasonably expected to impair or delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2011, the Company has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance.
(b)    There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.
(c)    To the Knowledge of the Company, without a duty of inquiry, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Company.
(d)    The Company has made available to Purchaser, in the Data Room, all assessments, reports, data, results of investigations or audits, and other information that are in the possession of to the Company regarding environmental matters pertaining to, or the environmental condition of, the Company’s business, properties or assets, or the material compliance (or noncompliance) by the Company with any Environmental Laws.
Section 3.20    Intellectual Property.

(a)    All Intellectual Property used by the Company in the operation of its business (“Company Intellectual Property”) is either owned by the Company, free and clear of any and all Liens, or validly licensed to the Company pursuant to written agreements. Schedule 3.20(a) contains a true, correct and complete list of all of the Registered Intellectual Property and includes the current status of the corresponding registrations, filings, applications and payments (including the jurisdictions in which such filings have been made and the registration or application numbers identifying such Registered Intellectual Property). The Company owns good title to all of the Registered Intellectual Property, free and clear of any and all Liens. All fees, payments and filings due as of the Closing Date with respect to all of the Registered Intellectual Property have been duly made, and the due dates specified in Schedule 3.20(a) are true, correct and complete as of the Closing Date. All of the Registered Intellectual Property is subsisting and in full force and effect and has not expired or been cancelled or abandoned (except with respect to any Intellectual Property specifically identified in Schedule 3.20(a) as being “expired,” “lapsed,” or “abandoned”), and to the Knowledge of the Company, is valid. None of the Registered Intellectual Property is subject to a compulsory license. The Registered Intellectual Property has been prosecuted, issued, and maintained in accordance with the legal and administrative requirements of the appropriate jurisdictions. Except with respect to unregistered trademarks and service marks, each owner listed on Schedule 3.20(a) is listed in the records of the appropriate Governmental Authority as the owner of record of the Registered Intellectual Property.
(b)    Schedule 3.20(b) sets forth a true, correct and complete list of all Intellectual Property Licenses. All of the Intellectual Property Licenses are in full force and effect and are valid and enforceable in accordance with their terms. The Company and, to the Knowledge of the Company and Sellers, each other Person that is party to such Intellectual Property License, is in compliance with all terms and requirements of such Intellectual Property License. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach by the Company, or to the Knowledge of the Company, the other parties thereto, of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Intellectual Property License. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Intellectual Property License, and no Person has made a written or oral demand for such renegotiation. The Company has not released or waived any of its rights under any Intellectual Property License.
(c)    All employees of the Company who have made contributions to the development of any Company Intellectual Property have signed a confidentiality and intellectual property assignment agreement or employment or similar agreement containing confidentiality and intellectual property assignment provisions pursuant to which they have assigned to the Company all of their right, title and interest, if any, in and to the portions of such Company Intellectual Property developed by them in the course of their employment by the Company. All consultants and independent contractors engaged by the Company who have made contributions to the development of any Company Intellectual Property have entered into a work-made-for-hire or similar agreement or have otherwise assigned to the Company all of their right, title and interest (including moral rights, if any) in and to the portions of such Company Intellectual Property developed by them in the course of their work for the Company. Other than the employees, consultants and contractors referred to in this Section 3.20(c), no Person has made any contribution to the development of any components of any Company Intellectual Property owned by the Company that would result in any such Person acquiring any right, title, or interest in or to such developments or any other Company Intellectual Property owned by the Company.
(d)    The Company has used commercially reasonable efforts to protect the proprietary nature of its Company Intellectual Property and to maintain in confidence all of its trade secrets and confidential information. There has been no disclosure to any third party of any confidential information or trade secrets of the Company, except for disclosures to employees, contractors, consultants or other third parties under agreements that prohibit use or disclosure except in the performances of services to the Company.
(e)    The conduct of the Business as currently conducted (including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of the Company’s products and services) and the exercise of the rights of the Company relating to the Company Intellectual Property owned by the Company does not infringe upon, misappropriate or otherwise violate the intellectual property rights or other proprietary rights of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction where the Company currently conduct business. Except as set forth on Schedule 3.20(e), the Company has not received notice of any written claims of any Persons relating to the scope, ownership or use of any of the Company Intellectual Property.
(f)    To the Knowledge of the Company, no Person is misappropriating, infringing, diluting or otherwise violating any of the Company Intellectual Property owned by the Company. No Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Proceedings have been brought against any Person by the Company. All of the Company Intellectual Property owned by the Company is fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any Person. The Company has not licensed or sublicensed its rights in any of the Company Intellectual Property or received or granted, sold or otherwise disposed of any such rights, other than pursuant to Intellectual Property Licenses.
(g)    Except as set forth on Schedule 3.20(g), the Company has not received notice of any pending or threatened Proceeding challenging the use, ownership, validity, enforceability or registerability of any of the Registered Intellectual Property or alleging that the activities or the conduct of the Business dilutes, misappropriates, infringes or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon or constitute the unauthorized use of, the Intellectual Property of any Person.
(h)    Except as identified on Schedule 3.20(h), no third party that has licensed Intellectual Property to the Company has retained or been assigned by the Company sole ownership of or has retained or been granted by the Company exclusive license rights under any intellectual property rights in any improvements or derivative works made by the Company under such license.

(i)    Except as set forth on Schedule 3.20(i), the Company is not restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or technology, other than any restrictions or limitations contained in the Off-the-Shelf Licenses. The Company has not agreed to any custom or negotiated restrictions or limitations in any Off-the-Shelf License.
(j)    Schedule 3.20(j) lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into, linked with, distributed with or used in the development of any Company Software. The Company has not used Open Source Software in any manner that (A) requires the disclosure or distribution in source code form of any Company Software, or any portion thereof other than such Open Source Software, (B) requires the licensing of any Company Software for the purpose of making derivative works, (C) imposes any restriction on the consideration to be charged for the distribution of any Company Software, or (D) imposes any other limitation, restriction or condition on the right of Company to use or distribute any of the Company Software. With respect to any Open Source Software that is used by the Company in the operation of its business, the Company is in compliance with all applicable licenses with respect thereto, complete copies of which have been made available to Purchaser.
(k)    Except as set forth on Schedule 3.20(k), neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Software except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company. Neither this Agreement nor the transactions contemplated by this Agreement will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Software to any Person other than Purchaser.
(l)    Schedule 3.20(l) contains a complete and accurate list (by name and version number) of all Company Software.
(m)    The Company has and implements a policy to document all known bugs, errors and defects in the Company Software, and such documentation has been made available to Purchaser. There are no bugs, errors or defects in the Company Software that do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Company Software.
(n)    The following schedules set forth the information specified below. Copies of each of the agreements, evaluations and other materials referred to below have been made available to Purchaser.

(i)    Schedule 3.20(n)(i) lists all third-party Software development tools and utilities used to develop and build the Company Software and identifies the agreements under which such tools and utilities were licensed.
(ii)    Schedule 3.20(n)(ii) lists all third-party Software (other than Open Source Software distributed with the Company Software), and identifies the agreements under which such third-party Software has been licensed.
(iii)    Schedule 3.20(n)(iii) identifies the physical location of the source code repository for the Company Software (including in-process development versions), which repository includes the source code and change history.
(iv)    Schedule 3.20(n)(iv) lists all materials required to update or issue licenses for the Company Software, including materials for license key generation.
(o)    The Company Software, the procedures and processes of the Company for developing, supporting and maintaining the Company Software, and the applications programming interfaces, protocols, data structures, command structures and other interfaces with respect to the Company Software are documented in a commercially reasonable manner that would permit Persons generally skilled in the subject matter of such Company Software (including applications therefor) (e.g., personnel experienced in the support of software, maintenance of network equipment, etc.) to develop, support and maintain such Company Software (including applications therefor) in accordance with industry standards and without material disruption or interruption or effect on performance.
Section 3.21    Employee Benefit Plans.
(a)    Schedule 3.21(a) contains a true and complete list of all Benefit Plans. Neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Benefit Plan, or to modify or amend any existing Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Benefit Plan (or the Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for fiscal year 2015. Each Benefit Plan can be amended or terminated by the Company or an ERISA Affiliate at any time (whether before or after the Closing) and without any liability or expense to the Company, any ERISA Affiliate, Purchaser, any of Purchaser’s Affiliates or such Benefit Plan (other than for benefits earned or accrued through the date of termination or amendment, reasonable routine administrative expenses related thereto and any acceleration of vesting required under applicable Law).
(b)    The Company has delivered to Purchaser, with respect to each Benefit Plan (to the extent applicable thereto) true, correct and complete copies of: (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) all Contracts relating to such Benefit Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination letter issued by the IRS with respect to such Benefit Plan or, if reliance is permitted under applicable IRS guidance, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Benefit Plan; (vi) the most recent annual actuarial valuation prepared for such Benefit Plan, if any; (vii) the most recent financial statement prepared for such Benefit Plan; (viii) all written communications to employees, or to any other individuals, to the extent that the provisions of such Benefit Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this Section 3.21(b); (ix) all non-routine correspondence to or from a Governmental Authority relating to such Benefit Plan; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years.
(c)    With respect to each Benefit Plan: (i) such Benefit Plan was properly and legally established; (ii) such Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable provisions of all applicable Laws, including, without limitation, ERISA and the Code; (iii) the Company, each ERISA Affiliate and to the Knowledge of the Company, each other Person (including each fiduciary of such Benefit Plan) have properly performed all of their duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Benefit Plan, including, without limitation, all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Benefit Plan required to be filed with any Governmental Authority or provided to any Benefit Plan participant (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and were accurate in all material respects when so filed or provided (or subsequently amended accordingly); (v) none of the Company, any ERISA Affiliate or any fiduciary of such Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (vi) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; (vii) all contributions, premiums and other payments due or required to be paid by the Company to (or with respect to) such Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued as a Liability on the Financial Statements; and (viii) neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any ERISA Affiliate or Purchaser could incur, directly or indirectly, any material liability or expense under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Benefit Plan.

(d)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan: (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the Code, which determination letter takes into account all Laws (and all changes thereto) for which such a determination letter may be sought; (ii) has a timely filed request for such a determination letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and to adopt any amendments necessary to obtain, such a letter from the IRS; or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or is reasonably expected by the Company or any ERISA Affiliate to occur, that would adversely affect the qualification or exemption of any such Benefit Plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan. No such Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.
(e)    None of the Company or any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any Liability or potential Liability with respect to: (i) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any “multiple employer plan,” within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (v) any self-funded (or self-inured) group health plan; or (vi) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.
(f)    None of the Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any ERISA Affiliate (or to any other Person) after his or her termination of employment or service, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by COBRA.
(g)    There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Company, threatened with respect to (or against the assets of) any Benefit Plan, nor, to the Knowledge of the Company, is there any basis for any such action, suit or claim. No Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the Knowledge of the Company and each ERISA Affiliate, no such action is contemplated or under consideration by any Governmental Authority.

(h)    None of the Company or any ERISA Affiliate has received services from (i) any individual whom Company or an ERISA Affiliate treated as an independent contractor, but who should have been treated as a common law employee of the Company or ERISA Affiliate, or (ii) any individual who constituted a leased employee of Company or an ERISA Affiliate under Section 414(n) of the Code.
(i)    The Company, each ERISA Affiliate and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in material compliance with all Health Care Reform Laws since March 23, 2010, in the case of each of clause (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Company, any ERISA Affiliate or any Health Plan to penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws. Any Health Plan intended to qualify as “grandfathered” under Section 1251 of the ACA has continuously satisfied the requirements to be a grandfathered plan since March 23, 2010. No Benefit Plan is a (pre- or after-tax) “employer payment plan” or a health reimbursement arrangement not integrated with an otherwise compliant group health plan (within the meaning of IRS Notice 2013-54 and any subsequent guidance).
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) entitle any individual to a transaction bonus, change-in-control payment, severance pay, unemployment compensation or any other payment from the Company, ERISA Affiliate, or any Benefit Plan; (ii) otherwise increase the amount of compensation due to any such employee or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Benefit Plan, except to the extent required by Section 411(d)(3) of the Code; (iv) require the Company or any ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; or (v) impair any of the rights of the Company or any ERISA Affiliate with respect to any Benefit Plan (including, without limitation, the right to amend or terminate any Benefit Plan at any time and without any liability or expense to the Company, any ERISA Affiliate, Purchaser, any of Purchaser’s Affiliates, or such Benefit Plan (other than for benefits earned or accrued through the date of termination or amendment, reasonable ordinary administrative expenses related thereto and any acceleration of vesting required under applicable Law)).
Section 3.22    Employee Relations.
(a)    Except as set forth on Schedule 3.22(a), (i) no director, officer or employee of the Company shall be entitled to any transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under Multiemployer Plans and similar obligations that are triggered by the transactions contemplated in this Agreement.; (ii) all employee bonus payments earned for the fiscal year ended December 31, 2015 have been paid in full to each employee of the Company; and (iii) no bonuses to any director, officer or employee of the Company are currently earned and unpaid.
(b)    To the Knowledge of the Company, no employee of the Company is a party to, or otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and the Company or any other Person that materially adversely affects or will affect the performance of such employee’s duties as an employee of the Company following the Closing. To the Knowledge of the Company, no officer of the Company or Key Seller intends to terminate employment with the Company prior to, at or following the Closing.
(c)    To the Knowledge of the Company, no employees, independent contractors, contractors for services, or consultants of the Company are in material violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such employee, contractor or consultant to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets, confidential or proprietary information of others. Since January 1, 2014, the Company has not received any written notice alleging that any such violation has occurred.
(d)    There is not presently any pending or, to the Knowledge of the Company, threatened: (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Company; or (ii) charge, grievance Proceeding or other claim against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority for which the Company has received written notice. The Company is in compliance in all material respects with the United States Immigration Reform and Control Act.
(e)    All material personnel policies and procedures applicable to employees of the Company are in writing. The Company has made available to Purchaser in the Data Room, true, complete and correct copies of all written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company.
(f)    To the Knowledge of the Company, no current or former director, officer or employee of the Company has any valid claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, holidays, sick leave, time off or pay in lieu of vacation, holiday, sick leave or time off, other than vacation, holiday, sick leave or time off (or pay in lieu thereof) earned in the eighteen (18)-month period immediately prior to the date of this Agreement; or (iv) any other amounts (including bonuses, benefits, reimbursement of business expenses or other employment-related payments) other than amounts accrued for on the Financial Statements. The Company have made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to their employees, and such accounts have positive balances.
(g)    Schedule 3.22(g) contains a true, correct and complete list of all employees of the Company as of the date of this Agreement whose annual compensation exceeds one hundred thousand dollars ($100,000), together with their respective base salaries, bonuses and positions. Schedule 3.22(g) correctly states the number of employees laid off by the Company in the ninety (90) days preceding the date hereof.
(h)    The employment of the Company’ employees is terminable at will without cost to the Company except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay.
(i)    There are no outstanding loans between the Company and its employees. No assurances or undertakings have been given to any of the employees of the Company as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme.
Section 3.23    Customers. No customer of the Company that has purchased one hundred thousand dollars ($100,000) or more of products or services from the Company during any of the three most recent fiscal years ended has indicated that it intends to terminate its business relationship with the Company or that it intends to limit or alter its business relationship with the Company in any material respect. Neither the Company nor Sellers have any actual knowledge of any past or present fact, situation, circumstance, status, condition, occurrence, event or transaction that would reasonably be anticipated to cause or result in the termination, limitation or alteration of the business relationship between any such customer and the Company other than as generally applicable to the industry of the Company.
Section 3.24    Products and Services.
(a)    The products and services developed, distributed, licensed, sold, delivered, or leased by the Company since its inception (the “Products”) have conformed in all material respects with (i) all applicable contractual commitments, including all express and implied warranties of the Company, (ii) the Company’s published product specifications, and (iii) with all regulations and other mandatory requirements of any applicable Governmental Authority.
(b)    Schedule 3.24(b) lists all agreements pursuant to which the Company is obligated to provide maintenance, support or similar services with respect to the Products (such agreements, the “Support Agreements”). No Support Agreement obligates the Company to provide any improvement, enhancement, change in functionality or other alteration to the performance of any product, other than error corrections and upgrades if and when made available to the Company’s customers generally. The Company has not granted any other Persons the right to furnish support or maintenance services with respect to any Products.
Section 3.25    Bank Accounts. Schedule 3.25 contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account,

lock box or safe deposit box; (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business consistent with past practices.
Section 3.26    Related Parties Transactions. The Company has not entered into any Contracts or other ongoing business relationships with any Related Party other than normal employment arrangements and Benefit Plans. The Company is not owed nor owes any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). None of the Company or, to the Knowledge of the Company, any Seller or any Related Party has an interest directly or indirectly in any business, corporate or otherwise, that is in competition with the Business.
Section 3.27    Brokers. With the exception of Pacific Crest Securities, none of Sellers, any of their Affiliates or the Company has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or the Company for arranging the transactions contemplated by this Agreement or introducing the parties to each other.
Section 3.28    No Omissions. The representations and warranties of the Company and Sellers in this Agreement, and all representations, warranties and statements of the Company and Sellers contained in any schedule, financial statement, exhibit, list or document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.
ARTICLE IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller hereby represents and warrants to Purchaser with respect to such Seller (and only such Seller) that the statements set forth in this Article IV with respect to such Seller are true and correct as of the date of this Agreement (unless made as of a specific date, in which case such representations and warranties are true and correct as of such date). No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.
Section 4.1    Organization, Existence and Good Standing. If Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization (as applicable). Seller has full power and authority to own all of its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not have a Material Adverse Effect.
Section 4.2    Power and Authority. Seller has full power and authority to execute and perform this Agreement and all the other Transaction Documents to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement. If Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the execution and delivery of this Agreement and the other Transaction Documents by Seller and the performance by it of all of its obligations under this Agreement and the other Transaction Documents have been duly approved prior to the date of this Agreement by all requisite action of its board of directors. The approval of Seller’s stockholders for Seller to execute this Agreement and the other Transaction Documents to which Seller is a party or consummate the transactions contemplated by this Agreement is either not required or has been duly given. No other approvals or actions are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein.
Section 4.3    Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by Seller will be duly executed and delivered by Seller and will constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.
Section 4.4    Consents; Non-contravention. Seller does not need to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Seller (if Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity); (b) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, or constitute an event creating rights of acceleration, termination, modification or cancellation under any material Contract or Permit to which Seller is a party, subject or otherwise bound; (c) will violate any Law or Order to which Seller or any of Seller’s assets is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets of Seller.
Section 4.5    Title to Shares. Seller owns the number of Shares and Share Equivalents listed opposite Seller’s name on Schedule 3.5, free and clear of all Liens, other than agreements between the Company and Sellers that will be terminated as of the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Company and Sellers that the statements set forth in this Article V are true and correct as of the date of this Agreement (unless made as of a specific date, in which case such representations and warranties are true and correct as of such date). No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

Section 5.1    Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.2    Power and Authority. Purchaser has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Purchaser in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement.
Section 5.3    Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by Purchaser will be duly executed and delivered by duly authorized officers of Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.
Section 5.4    Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.
ARTICLE VI
COVENANTS OF THE COMPANY AND SELLERS
Section 6.1    Non-Competition. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Key Seller hereby individually covenants and agrees that, from and after the Closing and until the third anniversary of the Closing Date, such Key Seller and its Affiliates shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity that engages in any business that is in direct or indirect competition with the Business as presently conducted or as proposed to be conducted; provided, however, that nothing herein shall prohibit any Seller and its Affiliates from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither such Seller nor any of its Affiliates participates in any way in the management, operation or control of such entity.
Section 6.2    Non-Solicitation of Customers and Suppliers. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Key Seller hereby individually covenants and agrees that, from and after the Closing and until the third anniversary of the Closing Date, such Key Seller and its Affiliates shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, solicit or attempt to solicit or take any actions calculated to persuade (or that would otherwise reasonably be expected to cause) any Person who is a customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of the Company prior to or after the Closing to cease doing business with, or to alter or limit its business relationship with, the Company. Neither such Key Seller nor any of its Affiliates shall take any action designed or intended to have the effect of discouraging any customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of the Company from maintaining the same business relationships with the Company after the Closing as such Person maintained with the Company prior to the Closing.
Section 6.3    Non-Solicitation of Employees. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Key Seller hereby individually covenants and agrees that, from and after the Closing and until the third anniversary of the Closing Date, such Key Seller and its Affiliates shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the twelve (12)-month period immediately preceding such Key Seller’s or such Affiliate’s action, were employees of the Company or take any actions intended to persuade any such employee of the Company to terminate his or her association with the Company; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.3.
Section 6.4    Confidentiality. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, (i) each Seller hereby individually covenants and agrees that, from and after the Closing such Seller and its Affiliates shall keep confidential and not disclose to any other Person any confidential information regarding the Company, and (ii) each member of the Seller Group hereby individually covenants and agrees that, from and after the Closing, such member and its Affiliates shall not use for their own benefit or the benefit of any other Person any confidential information regarding the Company. The obligation of each Seller and its Affiliates under this Section 6.4 shall not apply to information that: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.4; or (b) is required to be disclosed by Law or Order of a court or tribunal or other Governmental Authority, provided that such Key Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.
Section 6.5    Additional Agreements Regarding Restrictive Covenants. Each of the parties agrees that the relevant public policy aspects of the covenants contained in Section 6.1, Section 6.2 and Section 6.3 have been discussed, and that every effort has been made to limit the restrictions placed upon each Key Seller and its Affiliates to those that are reasonable and necessary to protect Purchaser’s legitimate interests. Accordingly, each Key Seller agrees that the covenants contained in Section 6.1, Section 6.2 and Section 6.3 are reasonable with respect to duration, geographical area and scope. Each Seller further acknowledges that the covenants in Section 6.1, Section 6.2 and Section 6.3 are a material inducement for Purchaser to enter into this Agreement. If any covenant in Section 6.1, Section 6.2 and Section 6.3 is held to be unreasonable, arbitrary, or against public policy, the parties agree that such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, or not against public policy, will be effective, binding, and enforceable against each of the Key Sellers and their respective Affiliates. Each Key Seller acknowledges that a breach or threatened breach of any of the covenants contained in Section 6.1, Section 6.2, Section 6.3 and Section 6.4 may give rise to an irreparable harm to Purchaser for which monetary damages may not be an adequate remedy, and each Key Seller agrees that in the event of a breach or threatened breach by such Key Seller of any such covenants, then in addition to any and all other rights and remedies that may be available to it in respect of such breach, Purchaser will be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
Section 6.6    Covenant Terminating 401(k) Plan. Prior to the Closing Date, the Company shall (a) have terminated each Benefit Plan that is intended to constitute a 401(k) plan (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date; (b) adopted any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements); and (c) taken all other actions as Purchaser may direct in connection with the termination of any Company 401(k) Plan. The Company shall, prior to the Closing Date, provide Purchaser with evidence satisfactory to Purchaser that: (x) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the board of directors (or other governing body) of the Company (the form and substance of such resolutions shall be subject to the prior review and approval of Purchaser); (y) each Company 401(k) Plan has been amended to ensure compliance with all applicable requirements of the Code, including all qualification requirements (the form and substance of such amendments shall be subject to the prior review and approval of Purchaser); and (z) all other actions directed by Purchaser in connection with the termination of any Company 401(k) Plan have been taken.
Section 6.7    Covenant Regarding Discharge of Indebtedness. Prior to the Closing Date, the Indebtedness shall have been paid off by the Company and discharged in full.
Section 6.8    Company Indemnification.
(a)    Prior to the Closing, the Company shall obtain a fully prepaid (or “tail”) directors’ and officers’ liability insurance policy covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Closing Date with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms (including with respect to coverage and amount) no less favorable in the aggregate than those of such policy in effect on the date of this Agreement, with coverage for no less than six (6) years following the Closing Date; and the cost of such policy shall be deemed a Transaction Expense. Purchaser shall not take any action that would result in the such policy not being in full force and effect for such six year period following the Closing Date provided, for purposes of clarification, neither Purchaser nor Company shall be required to pay any premiums or incur any other costs or expenses in order to maintain such policy.
(b)    The Governing Documents shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers (the “Indemnified Company Officers and Directors”) than are set forth in the Governing Documents as in effect immediately prior to the Closing Date, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such Indemnified Company Officer and Director; provided, however that Purchaser shall have no obligation to maintain the existence of Company for any specified period following the Closing Date; and, provided, further, that if Company’s existence shall cease, proper provision shall be made so that the successors and assigns of Company, shall assume the obligations set forth in this Section 6.8.
(c)    Notwithstanding the foregoing, the obligations of Purchaser pursuant to this Section 6.8: (a) shall be subject to all limitations and qualifications under applicable Law as in effect from time to time and (b) shall not release or excuse any Person from its obligations under this Agreement or any other Transaction Document. No Person shall have any right of contribution, indemnification, exculpation or right to advancement of expenses from Purchaser with respect to any Damages claimed by Purchaser against such Person pursuant to Article VII, and if any Indemnified Company Officer and Director seeks indemnification pursuant to this Section 6.8, the amount of such claim is Damages that may be claimed by Parent or Surviving Corporation pursuant to Article VII to the extent that the subject matter is a breach of any representation or warranty of Company or Seller in this Agreement or in any Transaction Document.
Section 6.9    Guaranty. Aspen Technology, Inc., a Delaware corporation (the “Guarantor”), hereby unconditionally and irrevocably guarantees to the Sellers, and their successors and permitted assigns, the due and punctual payment and performance by the Purchaser of the payment and performance of the obligations of Purchaser under Section 2.7 (the “Guaranteed Obligations”); provided, however, that Guarantor shall have no obligation to make payment with respect to or otherwise perform a Guaranteed Obligation unless and until such Guaranteed Obligation has become due, written demand for payment or performance has been made to Purchaser, and Purchaser has failed to make payment or otherwise perform within ten (10) days of such demand. Except as set forth above, (i) Guarantor waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Sellers to proceed in respect of the Guaranteed Obligations against Purchaser or any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, Guarantor; (ii) the Sellers shall not be obligated (although it is entitled, at its option) to proceed against Purchaser before seeking satisfaction from Guarantor; and (iii) Guarantor unconditionally waives, to the fullest extent permitted by law, (w) notice of any matters described herein, (x) all notices which may be required by statute, rule or law to preserve intact any rights against Guarantor, including any demand, presentment and protest, proof of notice of nonpayment under this Agreement and notice of default or any failure of Purchaser to perform or comply with any term, covenant or condition of this Agreement, (y) any requirement of diligence or, except as specifically provided in this Agreement, to exhaust any remedies or to mitigate damages resulting from Purchaser’s default under this Agreement, and (z) any defense based on any statute of limitations. Guarantor hereby represents and warrants to the Sellers as of the date hereof that: (I) it possesses full corporate power and authority to execute and deliver this Agreement and to guarantee the Guaranteed Obligations in accordance with the provisions hereof; (II) the execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of it; and (III) this Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Sellers’ Indemnification Obligations.
(a)    Subject to the provisions of this Article VII, Seller Group and PTC shall indemnify, defend and hold harmless (on a several and not joint basis) Purchaser and its Affiliates (including the Company) and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, representatives, successors and assigns (“Purchaser Indemnitees”), for, from and against any and all Damages sustained or incurred by any Purchaser Indemnitee to the extent caused by, arising out of, resulting from, attributable to or in any way incidental to the occurrence of:
(i)    any inaccuracy in or breach of any representation and warranty made by the Company herein in each case without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein;
(ii)    any Indebtedness or Transaction Expenses that are not paid or satisfied in full at the Closing;
(iii)    any Taxes that are not paid or satisfied in full as of the Closing Date and that are imposed on the Company with respect to (i) any taxable period ending on or before the Closing Date, or (ii) the portion through the end of the Closing Date of any Straddle Period (as calculated in the manner set forth in Section 8.2), in each case to the extent the Liability for such Taxes exceeds the amount of such Taxes taken into account in the computation of Final Closing Date Working Capital;
(iv)    license fees owed and not paid as of the Closing Date, net of the “reserve for software license” on the Preliminary Closing Date Balance Sheet, for specified licenses of “off-the-shelf” software currently used in the Company’s business; and
(v)    any breach by the Seller Representative of, or any failure of the Seller Representative to comply with, any of the covenants or other obligations under this Agreement or in any Transaction Document to be performed or complied with by the Seller Representative (including obligations under this Article VII).

(b)    Subject to the provisions of this Article VII, each Seller shall indemnify, and hold harmless (on several and not on a joint basis) Purchaser Indemnitees for, from and against any and all Damages sustained or incurred by any Purchaser Indemnitee to the extent caused by, arising out of, resulting from, attributable to or in any way incidental to the occurrence of:
(i)    any inaccuracy in or breach of any representation and warranty made by such Seller herein in each case without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein; and
(ii)    any breach by such Seller of, or any failure of such Seller to comply with, any of the covenants or other obligations under this Agreement or in any Transaction Document to be performed or complied with by such Seller.
Section 7.2    Survival
(a)    Except as provided in Section 7.2(b), the representations and warranties of the Company and Sellers contained in this Agreement and all related rights to indemnification shall survive the Closing as set forth in this Section 7.2 and shall terminate on the date that is eighteen (18) months after the Closing Date. Each agreement, covenant or obligation contained in this Agreement, and all associated rights to indemnification, shall survive the Closing and shall continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation expressly stated herein.
(b)    Notwithstanding Section 7.2(a), (i) all Claims and related rights to indemnification based on fraud or willful misrepresentation of on a breach or inaccuracy of a Fundamental Representation shall survive the Closing indefinitely; (ii) all Claims and related rights to indemnification based on a breach or inaccuracy of any Extended Representation shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (iii) all Claims and related rights to indemnification based on a breach or inaccuracy of Section 3.20 shall survive the Closing until the 36-month anniversary of the Closing Date.
(c)    For each Claim for indemnification hereunder regarding a representation, warranty, agreement, covenant or obligation that is made pursuant to Section 7.4(a) before the expiration of such representation, warranty, agreement, covenant or obligation, such Claim and associated right to indemnification will not terminate until the final determination and satisfaction of such Claim.
(d)    It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.2 is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such items shall be increased to the extended survival period contemplated hereby. The parties further acknowledge that the survival periods set forth in this Section 7.2 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the parties and that the parties intend for the time periods to be enforced as agreed by the parties.

Section 7.3    Limitation on Sellers’ Indemnification Obligations. Sellers’ obligations pursuant to the provisions of Section 7.1 are subject to the following limitations:
(a)    Purchaser Indemnitees shall not be entitled to recover any Damages with respect to any claims brought under Section 7.1(a)(i) unless and until the total amount of Damages that Purchaser Indemnitees would recover with respect to claims brought under Section 7.1(a)(i), but for this Section 7.3(a), collectively exceeds three hundred seventy thousand dollars ($370,000) (the “Basket”). Once the total amount of Damages that Purchaser Indemnitees would recover collectively with respect to claims brought under Section 7.1(a)(i), but for this Section 7.3(a), exceeds the Basket, Purchaser Indemnitees shall be entitled to recover all of the aggregate Damages sustained or incurred by Purchaser Indemnitees with respect to claims brought under Section 7.1(a)(i) (subject to the other limitations set forth in this Article VII). The foregoing limitation shall not apply to recovery under Section 7.1(a)(i) for breaches of one or more of the Fundamental Representations or for breaches of the representations and warranties in Sections 3.12 or 3.20.
(b)    Except as provided in the following sentence, the Sellers’ obligations to provide indemnification under this Article VII, in the aggregate, will not exceed an amount equal to 15% of the Purchase Price. The foregoing notwithstanding, with respect to Damages based on (i) a breach or inaccuracy of the representations and warranties set forth in Section 3.20, the Sellers’ obligations to provide indemnification in respect thereof pursuant to this Article VII will not exceed an amount equal to 35% of the Purchase Price, and (ii) (A) a breach or inaccuracy of any Fundamental Representation or any representations or warranties set forth in Section 3.12 and (B) any claims brought under Section 7.1(a)(ii) – (v), the Sellers’ aggregate obligations to provide indemnification in respect thereof pursuant to this Article VII will not exceed, when aggregated with all other Claims for indemnification under this Article VII, an amount equal to the Purchase Price.
(c)    Each Purchaser Indemnitee agrees to take all commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that is indemnifiable hereunder.
(d)    To the extent that any breach of the representations set forth in Section 3.12 results in any additional U.S. federal or state Income Tax liability of the Company or the Purchaser and its Affiliates for taxable periods (or portions thereof) beginning after the Closing Date (as compared with the U.S. federal and state Income Tax liability of the Company or the Purchaser and its Affiliates for taxable periods (or portions thereof) beginning after the Closing Date as determined without regard to such breach), Sellers shall not have any indemnification obligation under Section 7.1(a)(i) unless and until (x) the amount of any additional income of the Company or the Purchaser and its Affiliates resulting from such breach and giving rise to such Tax liability exceeds the aggregate amount of any net operating loss carryforwards shown on the Company’s final U.S. federal Income Tax Return (to the extent not previously taken into account in computing the amount of Sellers’s indemnification obligation under Section 7.1(a)(iii)), and (y) the amount of the Company’s or the Purchaser’s and its Affiliate’s Income Tax liability attributable to such breach exceeds the amount of any research and development credit carryforwards shown on the Company’s final U.S. federal Income Tax Return (to the extent not previously taken into account in computing the amount of Sellers’s indemnification obligation under Section 7.1(a)(iii)). For the avoidance of doubt, in computing the amount of Sellers’s indemnification obligation under Section 7.1(a)(iii), the amount of any net operating loss carryforwards or research and development credit carryforwards which have previously been taken into account in determining any indemnification obligations of Sellers under this Section 7.3(d) shall be disregarded.
Section 7.4    Indemnification Procedures.
(a)    If any Purchaser Indemnitee believes that it has sustained or incurred any Damages for which it may be entitled to indemnification, such Purchaser Indemnitee shall notify the Seller Representative in writing (the “Claim Notice”) stating whether the claim for indemnification relates to a Third Party Claim, a brief description of the relevant facts supporting such claim for indemnification and an estimate of the Damage. A failure by a Purchaser Indemnitee to give timely, complete or accurate notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice is adversely affected as a result of such failure to give timely notice.
(b)    Subject to Section 7.4(d), if a Claim Notice regards a Third Party Claim, upon delivery to the Purchaser Indemnitee of an unqualified written acknowledgement of the Indemnifying Party’s indemnification obligations under this Agreement with respect to the Third Party Claim in question, the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Purchaser Indemnitee from any Indemnifying Party hereunder. The Indemnifying Party shall notify the Purchaser Indemnitee in writing within fifteen (15) Business Days after receipt of the notice of Third Party Claim given by the Purchaser Indemnitee to the Indemnifying Party under Section 7.4(a) of its election to assume the defense of such Third Party Claim. To the extent of a valid Claim pursuant to this Article VII and subject to the limitations set forth in this Article VII, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim. The Purchaser Indemnitee may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has elected to conduct and control the defense thereof. The parties shall cooperate in connection with the defense, compromise and settlement of any Third Party Claim and shall furnish such records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Purchaser Indemnitee or the Indemnifying Party in connection therewith.
(c)    The Indemnifying Party shall give the Purchaser Indemnitee written notice of the Indemnifying Party’s intention to settle any Third Party Claim as promptly as possible (but in any event at least ten (10) Business Days before the proposed settlement date for the Third Party Claim) prior to the settlement of any such Third Party Claim. The Indemnifying Party shall not settle or compromise a Third Party Claim without the prior written consent of the Purchaser Indemnitee, unless: (i) the Purchaser Indemnitee is given a full and complete release of any and all liability by all relevant parties to such Third Party Claim; (ii) the damages payable under the settlement are limited to monetary payments for which the Purchaser Indemnitee is fully indemnified by the Indemnifying Party; and (iii) the settlement does not act as an adverse and binding precedent upon the Purchaser Indemnitee with respect to any similar claims or demands. The Purchaser Indemnitee shall have the right to pay, settle or compromise any Third Party Claim, provided, that, in such event the Purchaser Indemnitee shall waive any right to indemnity therefor hereunder.
(d)    Notwithstanding anything in Section 7.4(b) to the contrary, the Purchaser Indemnitee shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim that: (i) seeks an injunction or other equitable relief against the Purchaser Indemnitee; (ii) relates to or arises in connection with any criminal Proceeding, charge or complaint; (iii) the Purchaser Indemnitee reasonable believes would result in Damages in excess of the maximum amount for which the Purchaser Indemnitee can recover under the applicable provisions of this Article VII; or (iv) the Purchaser Indemnitee reasonable believes the Indemnifying Party does not possess adequate financial resources to both adequately defend such Third Party Claim and to fulfill its indemnification obligations under this Article VII with respect thereto. Additionally, the Indemnifying Party shall lose its right to contest, defend and litigate the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim in the manner set forth herein or if it shall fail to diligently contest the Third Party Claim in the reasonable judgment of the Purchaser Indemnitee. In any such event described in this Section 7.4(d), the Purchaser Indemnitee shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim.
(e)    If a Claim Notice does not relate to a Third Party Claim, after the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person shall be entitled under this Article VII shall be determined: (i) by the written agreement between the parties; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
Section 7.5    Indemnification Exclusive Remedy. Except for claims for fraud or willful misrepresentation, indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the Purchaser Indemnitees for any misrepresentation or breach of any representation, warranty, covenant, or agreement contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, no legal action sounding in tort (other than fraud or willful misrepresentation) or strict liability may be maintained by any party. Notwithstanding the foregoing, each of the Sellers acknowledges and agrees that Purchaser may pursue any claim for specific performance or other equitable relief under this Agreement in addition to any claim for Damages with respect to any breach by any Seller of any of their respective covenants or other agreements under this Agreement.
Section 7.6    Holdback / Set off. In the event of any final judgment, compromise or settlement which entitles the Purchaser to an indemnification award, the Purchaser may set off or recover such indemnification amounts from the Holdback Amount. Notwithstanding any term to the contrary in this Agreement, the Holdback Amount shall be fully exhausted prior to any Purchaser Indemnitee seeking any Damages directly against a Seller.

Section 7.7    Tax Treatment. Any payment made in accordance with Article VII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required under applicable Tax Laws.
Section 7.8    PTC Cap. Notwithstanding any term to the contrary in this Agreement, whether pursuant to this Article VII or otherwise, in no event shall PTC be liable or have any obligation pursuant to this Agreement for any reason, including for fraud or willful misconduct and for any adjustment pursuant to Section 2.6(b)(ii) of this Agreement, in excess, when aggregated with all other claims against and obligations of PTC, an amount equal to PTC’s Purchase Price Percentage of the Purchase Price.
ARTICLE VIII
TAX MATTERS
Section 8.1    Preparation and Filing of Tax Returns. Seller Representative shall prepare or cause to be prepared and file or cause to be filed (A) all Income Tax Returns of the Company for all taxable periods ending on or before the Closing Date, and (B) all other Tax Returns of the Company for all taxable periods ending on or before the Closing Date that are due to be filed on or before the Closing Date. All such Tax Returns shall be prepared by Seller Representative in a manner consistent with past practice unless otherwise required by applicable Law and shall be submitted to Purchaser for review at least 15 days prior to the due date for filing such Tax Return, and Seller Representative shall incorporate any reasonable comments of Purchaser into such Tax Return. Purchaser shall prepare or cause to be prepared and file or cause to be filed, all other Tax Returns of the Company for all taxable periods ending on or before the Closing Date that are due to be filed after the Closing Date and for all Straddle Periods, and such Tax Returns shall be prepared by Purchaser in a manner consistent with past practice unless otherwise required by applicable Law. Any Tax Return prepared by Purchaser pursuant to the preceding sentence shall be submitted to the Seller Representative for review at least 15 days prior to the due date for filing such Tax Return, and Purchaser shall incorporate any reasonable comments of Seller Representative into such Tax Return. With respect to any Income Tax Return for any period ending on or before the Closing Date, or any Straddle Period, any and all deductions related to (A) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (B) expenses with respect to Company Indebtedness being paid in connection with the Closing, and (C) all Transaction Expenses that are deductible for Tax purposes shall be claimed in a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, except as otherwise required by applicable Tax Law.
Section 8.2    Apportionment of Straddle Period Income Taxes. In the case of a Straddle Period: (a) the amount of ad valorem, property, or other Taxes of the Company imposed on a periodic basis that relate to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (b) the amount of any other Taxes shall be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date.

Section 8.3    Transfer Taxes. Purchaser on the one hand, and Sellers, on the other hand, shall assume liability for and pay 50% of all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement. The party responsible for filing all necessary documentation and Tax Returns with respect to such Transfer Taxes shall timely file or cause to be filed such documentation and Tax Returns.
Section 8.4    Amended Returns. No amended Tax Returns shall be filed by or on behalf of the Company for any period ending on or prior to the Closing Date without the Seller Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 8.5    Tax Refunds; Credits. Except to the extent taken into account in the computation of the Final Closing Date Working Capital, or relating to the carryback of losses or other Tax attributes from taxable periods (or portions thereof) beginning after the Closing Date, Sellers shall be entitled to any Tax refund (for purposes of this Agreement, a Tax refund includes any credit for Taxes attributable to an overpayment or any application or other use of a refund or credit of Taxes), including any interest paid thereon, of the Company for any Tax period ending on or before the Closing Date and for the portion of any Straddle Period ending on the Closing Date (after deducting therefrom the full amount of the reasonable expenses, including any Tax cost, incurred by Purchaser, the Company or any Affiliate directly in connection with procuring such recovery) (“Tax Refunds”). Within 5 Business Days after receipt by Purchaser or any Affiliate of any Tax Refund to which Sellers are entitled, Purchaser shall deliver and pay over, by wire transfer of immediately available funds, an amount equal to such Tax Refunds to the Seller Representative (on behalf of Sellers). The amount of any Tax Refunds of the Company for any Straddle Period shall be equitably apportioned between Purchaser and Sellers in accordance with the principles set forth in Section 8.2. Purchaser shall, and will cause its Affiliates to, at Sellers’ expense, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary to obtain all Tax Refunds to which Sellers are entitled.
Section 8.6    Section 338 Election. Purchaser covenants and agrees that it shall not make an election under Section 338 of the Code (or similar provision of state, local or foreign Law) in connection with the transactions contemplated by this Agreement.
ARTICLE IX
SELLER REPRESENTATIVE
Section 9.1    Appointment of the Seller Representative. Each of the Sellers hereby irrevocably (except as set forth in Section 9.2) appoints Cito Capital Corporation, and any replacement representative appointed pursuant to Section 9.2, as the Seller Representative, with full power of substitution and resubstitution, as such Seller’s representative and attorney-in-fact and agent to act for such Seller with respect to all matters arising in connection with this Agreement, including the power and authority, exercisable in the sole discretion of the Seller Representative, to (i) take any action contemplated to be taken by the Sellers under this Agreement, including pursuant to Article VII; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including with respect to any Claim pursuant to Article VII; and (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, including pursuant to Article VII.
Section 9.2    Replacement and Resignation of Seller Representative. The Seller Representative may be removed by written agreement among a majority in interest of the Sellers (other than any Seller then serving as Seller Representative) calculated with reference to each Seller’s Purchase Price Percentage. The Seller Representative may resign at any time upon giving thirty (30) days’ prior written notice of such resignation to Purchaser and each Seller, but shall exercise all the powers enumerated in Section 9.1 until the effective date of such resignation. In the event of such removal or resignation, or upon the death or disability of the Seller Representative, a majority in interest of the Sellers (other than any Seller who has been removed from the position of Seller Representative) calculated with reference to each Seller’s Purchase Price Percentage shall agree within thirty (30) days after such removal, resignation, death or disability upon a replacement Seller Representative, or if a Seller Representative is not designated within such period, Purchaser will designate a successor Seller Representative; provided, further, that such successor Seller Representative shall be a Stockholder. Any successor Seller Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Seller Representative as if originally named as Seller Representative and thereafter the resigning Seller Representative will be discharged from any further duties and liability under this Agreement. No bond will be required of any Seller Representative, and no Seller Representative will receive compensation for the Seller Representative’s services.
Section 9.3    Authority of the Seller Representative. A decision, act, consent, or instruction of the Seller Representative relating to this Agreement will constitute a decision of the Sellers and will be final, binding, and conclusive upon each such Seller. Purchaser Indemnitees may rely upon any such decision, act, consent, or instruction of the Seller Representative as being the decision, act, consent, or instruction of the Sellers. Purchaser and all Purchaser Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Seller Representative.
Section 9.4    Indemnification of the Seller Representative. The Seller Representative will not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers shall severally indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability, or expense incurred without bad faith or intentional misconduct arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Seller Representative.
Section 9.5    Representative Expense Amount. The Representative Expense Amount shall be held, used and disbursed by or at the direction of the Seller Representative for the purpose of paying fees and satisfying expenses of the Seller Representative incurred in connection with the discharge of its duties under this Agreement, including the costs and expenses incurred by the Seller Representative in defending against any claim or liability in performing his duties on behalf of the Sellers, and for any other costs or expenses in connection with this Agreement that is deemed by the Seller Representative to be in the best interests of the Sellers. The Seller Representative shall have the right to recover all costs and expenses incurred hereunder from the Representative Expense Amount as such costs and expenses arise. If any of the Representative Expense Amount remains after the Seller Representative has discharged its duties under this Agreement, the Seller Representative shall pay to each Seller an amount equal to such Seller’s proportionate share of such excess. At all times, the Sellers shall be treated for all Tax purposes as the owners of the Representative Expense Amount and all interest and earnings thereon, if any.
ARTICLE X
MISCELLANEOUS
Section 10.1    Transaction Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents.
Section 10.2    Publicity. Up until the Closing, except as otherwise required by Law, the Sellers shall not make any press releases or other publicity concerning this transaction without the prior agreement of the Purchaser. Following the Closing, except as otherwise required by Law or applicable stock exchange rules, no press releases or other publicity shall state the amount of the Purchase Price.
Section 10.3    Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. All notices shall be addressed as follows:
If to the Company, Sellers or the Seller Representative:
Cito Capital Corporation
3071 Paseo Cielo
#7277
Rancho Santa Fe, CA 92067
Attn: Michael J. Berthelot
with a copy which shall not constitute notice to:
Bryan Cave LLP
3161 Michelson Drive, Suite 1500

Irvine, CA 92612
Attention: Brett J. Souza
If to Purchaser:
AspenTech Holding Corporation
c/o Aspen Technology, Inc.
20 Crosby Dr.
Bedford, MA 01730
ATTN: General Counsel
with a copy which shall not constitute notice to:
Perkins Coie LLP
1888 Century Park East #1700
Los Angeles, CA 90067
Attention: Don Karl
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.3.
Section 10.4    Entire Agreement. This Agreement, the other Transaction Documents and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and supersedes any prior understandings, representations or agreements by or among the parties, whether written or oral, which may have related to the subject matter of this Agreement in any way. Each exhibit and schedule to this Agreement shall be considered incorporated into this Agreement.
Section 10.5    Assignment. This Agreement and all or any of the rights and obligations hereunder shall not be assigned by any Seller without the prior written consent of Purchaser. This Agreement and all or any of the rights and obligations hereunder shall not be assigned by Purchaser without the prior written consent of the Seller Representative; provided, however, that Purchaser may assign this Agreement and any of its respective rights and obligations hereunder to any of its respective Affiliates, or in connection with a sale of all or a material portion of the business or securities of the Company, in each case without the prior written consent of any party hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.
Section 10.6    Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived only if set forth in an instrument in writing that is duly executed by an authorized representative of the waiving party. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Section 10.7    Counterparts; Delivery by Electronic Transmission. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.
Section 10.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
Section 10.9    Applicable Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties hereunder, or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 10.10    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.
Section 10.11    Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by an authorized representative of each of Purchaser and the Seller Representative.
Section 10.12    Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THE RIGHT TO TRIAL BY JURY, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE,

WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 10.13    Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF MASSACHUSETTS, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT (OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE, OR AWARD RENDERED BY ANY SUCH COURT), AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 10.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 10.14    Preparation of Agreement. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted, and this Agreement shall be subject to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties and not in favor of or against any party.
Section 10.15    Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement.
Section 10.16    Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
Section 10.17    Privilege. Recognizing that the Company has legal counsel (“Company Counsel”), and that Company Counsel may act as legal counsel to a Seller after the Closing, Company hereby waives any conflicts that may arise in connection with Company Counsel representing Sellers or their Affiliates after the Closing as such representation may relate to Purchaser and/or the Company, or the transactions contemplated by this Agreement and the Transaction Documents. In addition, all communications involving attorney-client confidences between the Company and their Affiliates, on the one hand, and Company Counsel, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Transaction Documents shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not Purchaser or the Company or their respective Affiliates). Accordingly, Purchaser and the Company shall not have access to any such communications or to the files of Company Counsel relating to such engagement from and after the Closing Date and such files shall be segregated from Company Counsel’s files related to all other elements of its representation of the Company prior to the Closing (which shall remain the property of the Company). Without limiting the generality of the foregoing, from and after the Closing Date, (a) Sellers and their Affiliates (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holder thereof, (b) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not Purchaser or the Company) shall hold such property rights and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser the Company by reason of any attorney-client relationship between Company Counsel and the Company or any of their Affiliates or otherwise. Notwithstanding the foregoing, (a) none of Purchaser or the Company nor any of their respective Affiliates is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Transaction Documents) in connection with any third-party action, suit, proceeding, claim, application, complaint or investigation; (b) the waivers contained in this Section 10.17 shall not extend to (i) any communication unrelated to this Agreement or the Transaction Documents, (ii) communications between the Stockholders or the Company, on the one hand, and any Person other than Counsel, on the other hand, (iii) any post-Closing communications between Company and Company Counsel or any other legal counsel.

[Signature Pages Follow]

The parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.
ASPENTECH HOLDING CORPORATION
By: ___________________________
Name: ________________________
Title: _________________________
MTELLIGENCE CORPORATION
By: ___________________________
Name: ________________________
Title: _________________________
CITO CAPITAL CORPORATION
By: ___________________________
Name: ________________________
Title: _________________________

Solely with respect to Section 6.9

ASPEN TECHNOLOGY, INC.
By: ___________________________
Name: ________________________
Title: _________________________

The parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.
SELLERS
By: ___________________________
Name: ________________________
Title: _________________________

SCHEDULE 1.1
Defined Terms
“Accounts Receivable” means any trade accounts receivable of the Company.
“Adjusted Working Capital” means the current assets of the Company, minus the current liabilities of the Company as of the Closing Date, as calculated pursuant to GAAP, in each case calculated in accordance with the Agreed Accounting Principles consistently applied and including only those line item categories of current assets and current liabilities specifically identified in Schedule 1.2. For exemplary purposes only, a calculation of the Adjusted Working Capital as of October 24, 2016 is attached hereto as Schedule 1.2.
“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses.
“Agreed Accounting Principles” means GAAP applied consistently with historical practices; provided, that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the balance sheet of the Company, dated as of June 30, 2016.
“Agreement” is defined in the Preamble.
“Arbiter” means a nationally recognized independent accounting firm mutually agreed by Purchaser and the Seller Representative.
“Assets” is defined in Section 3.9.
“Basket” is defined in Section 7.3(a).
“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program, policy, fund, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or ERISA Affiliate; (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or ERISA Affiliate (or any dependent or beneficiary of any such employee); or (c) with respect to which the Company or ERISA Affiliate has (or would have) any Liability.

“Business” means the provision of software products and services related to prescriptive and predictive analytics for the maintenance of industrial equipment.
“Business Day” means a day on which banks are open for business in the City of Boston, Massachusetts but does not include a Saturday, Sunday or a statutory holiday in the Commonwealth of Massachusetts.
“Claim” means any written claim by an Indemnified Party on account of a Damage pursuant to Section 7.4(a).
“Claim Notice” is defined in Section 7.4(a).
“Closing” is defined in Section 2.3(a).
“Closing Date” is defined in Section 2.3(a).
“Closing Payment” is defined in Section 2.3(b).
“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any similar Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” means all of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share.
“Company” is defined in the Preamble.
“Company 401(k) Plan” is defined in Section 6.6.
“Company Intellectual Property” is defined in Section 3.20(a).
“Company Share Equivalent Payment” is defined in Section 2.3(c).
“Company Software” means the Products and all Software used in the development, distribution and maintenance of the Products.
“Contract” means any legally binding contract, agreement, purchase order, sales order, guaranty, note, bond, mortgage, indenture, deed of trust, lease, concession, franchise, commitment, obligation or other instrument or undertaking, in each case whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.
“Damages” means all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages and expenses (including reasonable attorneys’ fees), provided that incidental, special and consequential damages shall only be included (i) to the extent reasonably foreseeable or (ii) if awarded to a third party pursuant to a Third Party Claim; notwithstanding the foregoing, Damages shall not include indirect, punitive or exemplary damages (except to the extent any such damages are awarded to a third party pursuant to a Third Party Claim).
“Data Room” means the virtual data room maintained by the Company at https://mtelligence.sharefile.com in connection with the transactions contemplated by this Agreement, which is associated with the project name “Project Pacific”.
“Environmental Claim” means any Proceeding or written notice received by the Company alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company.
“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, Laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.
“Equity Interest” means any share of capital stock, partnership interest, limited liability company interest, trust interest or similar interest in any Person, and any option, warrant, subscription or other right to purchase or acquire any share of capital stock, partnership interest, limited liability company interest, trust interest or similar interest in any Person, including any debt or other security convertible into, exchangeable for or exercisable for any such interest in any Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“Estimated Closing Date Working Capital” means the Adjusted Working Capital as of the Closing Date.
“Estimated Purchase Price” is defined in Section 2.3(b).
“Estimated Working Capital” is defined in Section 2.3(b).
“Extended Representations” means the representations and warranties set forth in Section 3.12 (Taxes), Section 3.19 (Environmental Matters) and Section 3.21 (Employee Benefit Plans).
“Financial Statements” is defined in Section 3.7.

“FIRPTA” is defined in Section 2.4(b).
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and Authority), Section 3.3 (Enforceability), Section 3.4 (Consents; Non-Contravention), Section 3.5 (Capitalization), Section 3.9 (Title and Condition of Assets), Section 3.27 (Brokers) and Article IV.
“GAAP” means U.S. generally accepted accounting principles.
“Governing Documents” means the Company’s certificate of incorporation (or other instrument of formation) and all amendments thereto, its bylaws and all amendments thereto, its minute books and copies of all resolutions, written consents and other corporate actions of its stockholders and directors, its equity ledgers and all other stock records.
“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.
“Guaranteed Obligations” is defined in Section 6.9.
“Guarantor” is defined in Section 6.9.
“Holdback Amount” means five million five hundred and fifty thousand dollars ($5,550,000).
“Income Taxes” means Tax imposed upon or measured by net income or net profit (excluding, for the avoidance of doubt, any Tax based solely on gross receipts).
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means: (a) the aggregate principal amount of, and accrued interest and prepayment penalties, premiums or breakage fees with respect to, all indebtedness for borrowed money of the Company and all obligations of the Company evidenced by notes, debentures, bonds or similar instruments; (b) all obligations of the Company in respect of deferred purchase price for property or services, including capital leases, conditional sale agreements and other title retention agreements (but excluding current trade payables and compensation expenses incurred in the ordinary course of business consistent with past practices); (c) all obligations of the Company under conditional sale or other title retention agreements; (d) all obligations of the Company in respect of letters of credit, acceptances or similar obligations and any reimbursement agreements with respect thereto; (e) all obligations of the Company under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts (including breakage costs with respect thereto); (f) all obligations of the Company in respect of capitalized leases; (g) all obligations of the Company in respect of transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans and similar obligations triggered by the transactions contemplated herein; and

(h) any guaranty by the Company of the obligations of any Person with respect to any obligations of the type described in clauses (a) through (g).
“Indemnification Claim” is defined in Section 2.7.
“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VII to another Person.
“Indemnified Company Officers and Directors” is defined in Section 6.8(b).
“Intellectual Property” means all intellectual property rights of any kind or nature, throughout the world, including without limitation: (a) all patents, patent applications, inventions, trade secrets, utility models, designs, mask works, moral rights and industrial design registrations and applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, web sites and similar designations of source or origin, in each case together with all goodwill, registrations and applications for registration related to any of the foregoing; (c) copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (d) master work rights and trade secrets and other confidential information, know-how, proprietary processes, formula, algorithms, models and methodologies; (e) database rights; and (f) all Software (as defined herein).
“Intellectual Property Licenses” means all agreements between the Company and any other Person granting any right to make, use, offer to sell, sell or import or practice any rights under any of the Intellectual Property owned either by the Company, any of the Subsidiaries or by any other Person, including without limitation licenses and leases of Software (including “shrink-wrap” and similar generally-available commercial “off-the-shelf” software and binary code end-user licenses).
“Interim Financial Statements” is defined in Section 3.7.
“IRS” means the United States Internal Revenue Service.
“Key Sellers” means each of Alexander Bates, Michael Brooks, Scott Macnab and Paul Rahilly.
“Knowledge of the Company” means (a) with respect to any Seller, the actual knowledge of such individual after due and diligent inquiry, or (b) with respect to the Company, the knowledge of any Key Seller after reasonable inquiry by such individuals of the applicable facts of any matter in question.
“Law” means any law, statute, ordinance, regulation, rule, code, treaty, order, judgment, writ, injection, act, decree, decision, ruling, award or other requirement having the force of law of any Governmental Authority.
“Leased Real Property” is defined in Section 3.18.

“Liability” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise.
“Liens” means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions (other than securities laws), liens, claims, mortgages, security interests, indentures and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by agreement, operation of Law or otherwise.
“Material Adverse Effect” means any result, effect, event, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other such results, effects, events, circumstances, changes, occurrences, facts or developments, is or would reasonably be expected to be materially adverse to: (a) the business, assets, liabilities, operations (including results of operations), or condition (financial or otherwise) of the Company; or (b) the consummation of the transactions contemplated by this Agreement.
“Material Contracts” is defined in Section 3.14.
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.
“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA.
“Off-the-Shelf Licenses” means those licenses and agreements set forth on Schedules 3.20(b), 3.20(j), 3.20(n)(i) (excluding National Oilwell Varco and National Oilwell Varco Norway) and 3.20(n)(ii).
“Options” means all of the issued and outstanding options to acquire Shares granted and outstanding under the Company’s 2007 Stock Plan and 2016 Omnibus Share Incentive Plan, as amended through the date of this Agreement.
“Order” means any order, judgment, writ, injunction, act, decree, decision, ruling or award of any Governmental Authority or arbitrator and any settlement agreement, compliance agreement or other agreement entered into in connection with any Proceeding.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permits” means all licenses, permits, registrations and government approvals of any kind or nature.
“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; and (iii) Liens and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.
“Preferred Shares” means all of the issued and outstanding shares of the Company’s preferred stock, par value $0.0001 per share.
“Proceeding” means any litigation (in law or in equity), arbitration, mediation, lawsuit, notice of violations, citation, subpoena, legal summons, or like matter, whether civil, criminal, administrative, or regulatory.
“Products” is defined in Section 2.4(c).
“Purchase Price” is defined in Section 2.2.
“Purchase Price Adjustments” is defined in Section 2.2.
“Purchase Price Increase Allocation Statement” is defined in Section 2.6(b)(i).
“Purchase Price Percentage” is defined in Section 2.4(c).
“Purchaser” is defined in the Preamble.
“Purchaser Indemnitees” is defined in Section 7.1.
“Registered Intellectual Property” means all of the Intellectual Property owned by the Company for which there is a pending application or registration in force.
“Related Party” means the Company’s present and former directors, managers, officers, members, shareholders and partners, and their respective Affiliates.
“Representative Expense Amount” is defined in Section 2.4(c)(iii).
“Restricted Stock Units” means all outstanding restricted stock units for Common Stock of Company.
“Seller” is defined in the Preamble.
“Seller Group” means Paul M. Rahilly, Alex M. Bates, Scott Macnab, Donagh McGowan, Michael J. Berthelot, Michael Thiemann, and Michael Brooks, jointly and severally among them.
“Seller Representative” is defined in the Preamble.
“Sellers” is defined in the Preamble.

“Share Equivalents” means all of the issued and outstanding Options, Restricted Stock Units and other rights to acquire Shares from the Company.
“Shares” means all of the Common Shares and the Preferred Shares.
“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Stockholders” means Paul M. Rahilly, Alex M. Bates, Scott Macnab, Donagh McGowan, Michael J. Berthelot, Michael Thiemann, and PTC, Inc., a Massachusetts corporation (“PTC”).
“Tax Contests” is defined in Section 3.12(c).
“Tax Group” is defined in Section 3.12(e).
“Tax Refunds” is defined in Section 8.3
“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed by the Company in respect of any Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.
“Taxes” (and, with correlative meaning, “Taxable”) means all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, unclaimed property, escheat, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and the term “Tax” means any one of the foregoing Taxes.
“Third Party Claim” means any Proceeding that is asserted or overtly threatened by a Person other than the parties, their successors and permitted assigns, against any Purchaser Indemnitee, Seller Indemnitee, or to which any Purchaser Indemnitee or Seller Indemnitee is subject.
“Transaction Documents” means this Agreement, the Employment Agreements and all the other agreements, certificates, instruments, financial statements and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated by this Agreement.
“Transaction Expenses” means all of the Sellers’ and the Company’s expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and/or any offering or marketing materials and the consummation of the Closing and the other transactions contemplated by this Agreement, including without limitation all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Sellers or the Company that have not been paid in full in cash as of the Closing. Without limiting the foregoing, Transaction Expenses includes all expenses and payments incurred or made in connection with obtaining consents or waivers from landlords, customers, vendors, Governmental Authorities or any other party from whom a consent or waiver is required in connection with the transactions contemplated by this Agreement.
“Transaction Invoices” is defined in Section 2.4(b)(i).
“Transfer Taxes” is defined in Section 8.3.
“Working Capital Target” is defined in Section 2.2(a)(ii).